EXHIBIT 22.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Prospectus, which is part of the Registration Statement No. 333-136138 of The Fashion House Holdings, Inc. (the “Company”) of Amendment No. 2 on Form SB-2 of our report, dated March 31, 2006, on the consolidated financial statements of the Company as of and for the two years ended December 31, 2005. We also consent to the use of Corbin & Company, LLP’s name as it appears under the captions “Experts”.

CORBIN & COMPANY LLP

Irvine, CA
December 22, 2006
2603 Main Street, Suite 600 • Irvine, California 92614 • Tel: (949) 756-2120 • Fax: (949) 756-9110